SECOND AMENDMENT TO THE
ANGEL OAKS FUNDS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of  ______________ 2016, to the Fund Accounting Servicing Agreement, dated as of  October  16, 2014, as amended June 30, 2015 (the “Agreement”), is entered into by and between ANGEL OAK FUNDS TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC,  a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Angel Oak High Yield Opportunities Fund to the Agreement and to amend the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit A attached hereto.

Exhibit B of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ANGEL OAK FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: _____________________________	By: ________________________________

Printed Name: _____________________	Printed Name: Michael R. McVoy

Title: ___________________________	Title: Executive Vice President

Amended Exhibit A - Fund Accounting Servicing Agreement – Angel Oak Funds Trust

Fund Names

Separate Series of Angel Oak Funds Trust

Name of Series
Angel Oak Flexible Income Fund
Angel Oak Multi-Strategy Income Fund
Angel Oak High Yield Opportunities Fund

Amended Exhibit B to the Fund Accounting Servicing Agreement
Angel Oak Funds Trust
Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer Support Services Fee Schedule at _____________2016

Annual Fee Based Upon Average Net Assets Per Fund*
[---]  basis points on the first $[---]
[---]  basis points on the next $[---]
[---]  basis points on the next $[---]
[---]  basis points on the next $[---] (once a fund equals $[---] in AUM, this pricing tier reverts back to first $[---])
[---]  basis point on the balance above $[---]

Minimum annual fee:  $[---] per fund

▪ Additional fee of $[---] for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $[---] per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services**
▪	$[---] - Domestic Equities, Options, ADRs
▪	$[---] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$[---] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency Bonds, Asset Backed Securities, High Yield Bonds
▪	$[---] - Bank Loans
▪	$[---] - Credit Default Swaps
▪	$[---] - Swaptions, Index Swaps
▪	$[---] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action & Manual Pricing Services
▪	$[---] /Foreign Equity Security per Month for Corporate Action Service
▪	$[---] /Domestic Equity Security per Month for Corporate Action Service
▪	$[---] /Month Manual Security Pricing (>25/day)
Fair Value Services (Charged at the Complex Level)**
▪	$[---] on the First 100 Securities
▪	$[---] on the Balance of Securities
CCO Support Services*
▪	$[---] Trust CCO
▪	$[---] for each sub-adviser
Section 15(c) Reporting
▪	$[---] /fund per report – first class
▪	$[---] /additional class report
Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.